Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2019 Financial Results

Quarter highlighted by strong same store NOI and FFOM per share growth.

AUSTIN, Texas--(BUSINESS WIRE)-April 22, 2019--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2019.

Highlights

▪	Reported net income attributable to ACC of $29.6 million or $0.21 per fully diluted share, versus $25.9 million or $0.18 per fully diluted share in the first quarter 2018.

▪	Increased FFOM to $95.3 million or $0.69 per fully diluted share versus $86.4 million or $0.62 per fully diluted share in the first quarter prior year, an increase of 11.3 percent per share.

▪	Grew same store net operating income ("NOI") by 5.1 percent over the first quarter 2018. Revenues increased 3.1 percent and operating expenses increased 0.5 percent.

▪	Increased same store average physical occupancy to 96.9 percent for the first quarter 2019 compared to 94.9 percent for the first quarter 2018.

▪
Selected as the student housing master plan development partner for the recent UC Berkeley Student Housing Initiative RFQ. UC Berkeley expects to develop multiple phases of housing on several project sites to provide in excess of 6,000 new beds. The full scope, transaction structure, feasibility, fees, and timing will be negotiated.

▪	Commenced construction on third-party on-campus development projects at Drexel University and Prairie View A&M University.

▪
Won an industry-leading six Innovator Awards at this year's Student Housing Business National Conference including Best New Development by a College, University or Institution; Best Use of Green/Sustainable Development; Best Public/Private Partnership Financing Solution; Best New Development (less than 400 beds); Best Bandwidth/Connectivity Solution and Best In-House Management Innovation. Since the inception of the Innovator Awards, ACC and its communities have won an industry-leading total of 37 awards, furthering its best-in-class reputation among colleges, universities and industry partners.

“We are pleased with our first quarter performance, generating earnings growth of 11 percent and same store NOI growth of over five percent,” said Bill Bayless, American Campus Communities CEO. “We’re off to a great start this year with same store revenues meeting our expectations and operating expenses coming in better than expected. However, we have a lot left to complete with our Fall 2019 lease-up and several third party development transactions remaining to close. We are also delighted to have been selected as the student housing master plan development partner for UC Berkeley, the world’s number one public university as ranked by U.S. News & World Report, further substantiating our position as the world’s best-in-class student housing partner.”

First Quarter Operating Results
Revenue for the 2019 first quarter totaled $242.1 million, versus $220.4 million in the first quarter 2018, and operating income for the quarter totaled $59.0 million compared to $50.4 million in the prior year first quarter. The increase in revenue and operating income was primarily due to growth resulting from an increase in average occupancy and rental rates for the 2018-2019 academic year and development properties completed in 2018. Net income for the 2019 first quarter totaled $29.6 million, or $0.21 per fully diluted share, compared with net income of $25.9 million, or $0.18 per fully diluted share for the same quarter in 2018. FFO for the 2019 first quarter totaled $98.4 million, or $0.71 per fully diluted share, as compared to $89.8 million, or $0.65 per fully diluted share for the same quarter in 2018. FFOM for the 2019 first quarter was $95.3 million, or $0.69 per fully diluted share as compared to $86.4 million, or $0.62 per fully diluted share for the same quarter in 2018. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $120.5 million in the quarter, an increase of 5.1 percent from $114.7 million in the 2018 first quarter. Same store property revenues increased by 3.1 percent, reflecting 3.4 percent growth in rental revenue and a 0.7 percent reduction in other income. Same store property operating expenses increased by 0.5 percent. Same store property revenues and operating expenses reflect the reclassification of the provision for uncollectible accounts from operating expenses to revenues due to the company’s adoption of new lease accounting guidance on January 1, 2019. The reclassification had no effect on same store or total property NOI. Excluding the reclassification, same store property revenues and operating expenses would have increased by 3.2 percent and 0.8 percent, respectively. NOI for the total owned portfolio increased 12.4 percent to $133.0 million for the quarter from $118.3 million in the comparable period of 2018. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update
Developments
The company continues to progress on the construction of its $767.5 million development pipeline and $107.3 million presale development pipeline that includes expected deliveries in Fall 2019 through 2021. These projects are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to meet their targeted stabilized development yield in the range of 6.25 - 6.8 percent for developments and 5.75 - 6.25 percent for presale developments.
Third-Party Services
The company was selected as the student housing master plan development partner for the recent UC Berkeley Student Housing Initiative RFQ. The initiative is part of UC Berkeley's plan to provide in excess of 6,000 new beds on several project sites. Currently, the parties are in exclusive negotiations for the first development site that will provide 1,500 to 2,000 new on campus beds. The full scope, transaction structure, feasibility, fees, and timing have yet to be determined and will be evaluated during the due diligence process.

During the quarter, the company closed on financing and commenced construction on a third-party on-campus redevelopment project with Drexel University. The project includes the redevelopment of approximately 400 beds of replacement housing and a new Drexel Honors college including associated academic space within the community. The company expects to earn $1.8 million in development fees throughout the construction period with completion of the student residence hall scheduled for Fall 2019 and completion of the honors college scheduled for completion in 2020.

Subsequent to quarter end, the company closed on financing and commenced construction on a third-party on-campus development with Prairie View A&M University, representing the company’s ninth phase of development on the campus. The company expects to earn $2.5 million in development fees throughout the construction period and anticipates providing management services for the project upon completion.
Capital Markets
As previously announced, during the quarter the company expanded its senior unsecured revolving credit facility by utilizing the accordion feature, increasing the facility size to $1 billion from $700 million. The facility continues to have an accordion feature which allows the company to expand the facility by up to an additional

$200 million, subject to the satisfaction of certain conditions. The revolving credit facility matures on March 15, 2022.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
2019 Outlook
The company is maintaining its previously stated guidance range for the fiscal year 2019, anticipating that FFO will be in the range of $2.40 to $2.50 per fully diluted share and FFOM will be in the range of $2.35 to $2.45 per fully diluted share. For additional details regarding the company’s 2019 outlook, please see pages S-15 through S-16 of the Supplemental Analyst Package 1Q 2019. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2019 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2019 outlook on Tuesday, April 23, 2019 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 4641106, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until May 7, 2019 by dialing 877-344-7529 or 412-317-0088 conference number 10129518. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2019, American Campus Communities owned 171 student housing properties containing approximately 109,400 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 205 properties with approximately 133,700 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2019 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,606,019	$6,583,397
Owned property held for sale	9,258	—
On-campus participating properties, net	78,870	77,637
Investments in real estate, net	6,694,147	6,661,034

Cash and cash equivalents	46,166	71,238
Restricted cash	33,689	35,279
Student contracts receivable	14,056	8,565
Other assets[1]	537,390	262,730

Total assets	$7,325,448	$7,038,846

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$864,070	$853,084
Unsecured notes, net	1,589,096	1,588,446
Unsecured term loans, net	198,857	198,769
Unsecured revolving credit facility	457,400	387,300
Accounts payable and accrued expenses	58,439	88,767
Operating lease liabilities[2]	282,550	—
Other liabilities[2]	185,234	191,233
Total liabilities	3,635,646	3,307,599

Redeemable noncontrolling interests	186,695	184,446

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,370	1,370
Additional paid in capital	4,455,948	4,458,240
Common stock held in rabbi trust	(3,162)	(3,092)
Accumulated earnings and dividends	(1,005,041)	(971,070)
Accumulated other comprehensive loss	(10,191)	(4,397)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,438,924	3,481,051
Noncontrolling interests – partially owned properties	64,183	65,750
Total equity	3,503,107	3,546,801

Total liabilities and equity	$7,325,448	$7,038,846

1.
For purposes of calculating net asset value ("NAV") at March 31, 2019, the company excludes other assets of approximately $5.8 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and approximately $280.0 million of right of use assets associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

2.
For purposes of calculating NAV at March 31, 2019, the company excludes other liabilities of approximately $52.7 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Revenues
Owned properties[1]	$224,419	$205,532
On-campus participating properties[1]	11,448	10,443
Third-party development services	3,171	846
Third-party management services	2,311	2,731
Resident services	782	857
Total revenues	242,131	220,409

Operating expenses
Owned properties[1]	92,169	88,060
On-campus participating properties[1]	3,957	3,425
Third-party development and management services	4,186	4,198
General and administrative	7,315	6,699
Depreciation and amortization	68,755	64,779
Ground/facility leases	3,549	2,842
Provision for real estate impairment[2]	3,201	—
Total operating expenses	183,132	170,003

Operating income	58,999	50,406

Nonoperating income (expenses)
Interest income	926	1,223
Interest expense	(27,061)	(23,684)
Amortization of deferred financing costs	(1,132)	(1,414)
Total nonoperating expenses	(27,267)	(23,875)

Income before income taxes	31,732	26,531
Income tax provision	(364)	(281)
Net income	31,368	26,250
Net income attributable to noncontrolling interests	(1,728)	(323)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$29,640	$25,927
Other comprehensive (loss) income
Change in fair value of interest rate swaps and other	(5,794)	465
Comprehensive income	$23,846	$26,392

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$0.21	$0.19

Diluted	$0.21	$0.18

Weighted-average common shares outstanding

Basic	137,101,535	136,525,557

Diluted	138,152,378	137,499,963

1.
The company adopted new lease accounting guidance on January 1, 2019 which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue.  The reclassification is reflected on a prospective basis starting in the first quarter 2019.  The provision for uncollectible accounts for owned properties was $1.1 million and $0.9 million for the three months ended March 31, 2019 and 2018, respectively.  The provision for uncollectible accounts for on-campus participating properties was a $0.8 million benefit and a $0.1 million expense for the three months ended March 31, 2019 and 2018, respectively.

2.	Represents an impairment charge recorded for an owned property classified as held for sale as of March 31, 2019.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$29,640	$25,927
Noncontrolling interests[1]	160	322
Elimination of provision for real estate impairment	3,201	—
Real estate related depreciation and amortization[2]	65,376	63,578
Funds from operations (“FFO”) attributable to common stockholders and OP unitholders	98,377	89,827
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(3,692)	(3,369)
Amortization of investment in on-campus participating properties	(2,029)	(1,942)
	92,656	84,516
Modifications to reflect operational performance of on-campus participating properties
Our share of net cashflow[3]	882	795
Management fees and other[4]	820	477
Contribution from on-campus participating properties	1,702	1,272

Elimination of FFO from property in receivership[5]	969	590
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$95,327	$86,378

FFO per share – diluted	$0.71	$0.65

FFOM per share – diluted	$0.69	$0.62

Weighted-average common shares outstanding - diluted	138,811,527	138,534,412

1.	The difference from the amount presented in the company’s consolidated statements of comprehensive income represents consolidated joint venture partners’ share of net income.

2.
The difference from the amount presented in the company’s consolidated statements of comprehensive income represents corporate depreciation and consolidated joint venture partners’ share of depreciation. Corporate depreciation for the three months ended March 31, 2019 was $1.2 million. The joint venture partners' share of depreciation for the three months ended March 31, 2019 was $2.2 million.

3.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).

4.	Includes a $0.3 million transaction fee related to the conversion of one property at Prairie View A&M University to the on-campus participating property ("OCPP") structure in January 2019.

5.
Represents FFO for an owned property that has been in receivership since May 2017 and is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017. FFOM for the prior year comparable period has been adjusted to reflect this elimination.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended March 31,
	2019	2018	$ Change	% Change
Owned properties revenues
Same store properties[2]	$205,369	$199,115	$6,254	3.1%
New properties	18,558	121	18,437
Sold and held for sale properties	1,274	6,235	(4,961)
Total revenues2 3	$225,201	$205,471	$19,730	9.6%
Owned properties operating expenses
Same store properties[2]	$84,837	$84,382	$455	0.5%
New properties	6,115	124	5,991
Other[4]	109	—	109
Sold and held for sale properties[5]	1,108	2,636	(1,528)
Total operating expenses[2]	$92,169	$87,142	$5,027	5.8%
Owned properties net operating income
Same store properties	$120,532	$114,733	$5,799	5.1%
New properties	12,443	(3)	12,446
Other[4]	(109)	—	(109)
Sold and held for sale properties[5]	166	3,599	(3,433)
Total net operating income	$133,032	$118,329	$14,703	12.4%

1.
The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2019 and 2018, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of March 31, 2019.

2.
The company adopted new lease accounting guidance on January 1, 2019 which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue.  For purposes of calculating same store and new property results of operations, the reclassification is reflected for all periods presented to ensure comparability between periods.  The amount reclassified from operating expenses to revenue for same store properties was $1.0 million and $0.8 million for the three months ended March 31, 2019 and 2018, respectively. See table 3 for the total amounts reclassified from operating expenses to revenue for all properties for both periods presented.

3.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

4.
Includes recurring professional fees related to the formation and operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to table 2).

5.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2019 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income[2]	$74,600	$86,700
Noncontrolling interests	900	1,000
Depreciation and amortization	258,200	259,100
Funds from operations (“FFO”)	$333,700	$346,800

Elimination of operations from on-campus participating properties	(14,100)	(13,700)
Contribution from on-campus participating properties	5,500	6,100
Transaction costs[3]	800	800
Funds from operations - modified (“FFOM”)	$325,900	$340,000

Net income per share - diluted	$0.54	$0.62

FFO per share - diluted	$2.40	$2.50

FFOM per share - diluted	$2.35	$2.45

Weighted-average common shares outstanding - diluted	138,866,100	138,866,100

1. The company believes that the financial results for the fiscal year ending December 31, 2019 may be affected by, among other factors:

•	national and regional economic trends and events;

•	the success of leasing the company's owned properties for the 2019-2020 academic year;

•	the timing of acquisitions, dispositions or joint venture activity;

•	interest rate risk;

•	the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

•	university enrollment, funding and policy trends;

•	the ability of the company to earn third-party management revenues;

•	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

•	the ability of the company to integrate acquired properties;

•	the outcome of legal proceedings arising in the normal course of business; and

•	the finalization of property tax rates and assessed values in certain jurisdictions.
2. Does not include any potential gain or loss on sale from anticipated dispositions or the effect of transferring Blanton Common to the lender, as such will be eliminated for the purposes of calculating FFOM.
3. Represents transaction costs related to the closing of two presale development properties.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000